Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
April 19, 2012

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES EXPECTED FIRST QUARTER 2012 INCREASE IN NET ULTIMATE LOSS ESTIMATES FOR 2011 AND PRIOR ACCIDENT YEARS; AFFIRMS FULL YEAR NET OPERATING INCOME PER SHARE GUIDANCE RANGE OF $0.90-$1.00

•	First quarter 2012 net operating income expected to be $0.14 per diluted share to $0.15 per diluted share
•	Full year net operating income guidance affirmed at/or near low end of previously announced range of $0.90 to $1.00
•
Increase in net ultimate loss estimates for 2011 and prior accident years results in first quarter 2012 expense of $10.2 million, or 5.3 combined ratio points; this equates to an after-tax charge of $6.6 million or $0.13 per diluted share

Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today that it expects to record an after-tax expense of $6.6 million, or $0.13 per diluted share in the first quarter of 2012. The pre-tax expense of $10.2 million, or 5.3 combined ratio points in the first quarter of 2012, relates to an increase in net ultimate loss estimate for 2011 and prior accident years.

The Company expects to report a current accident year combined ratio, a non-GAAP measure that excludes the impact of any increase or decrease in net ultimate loss estimates for prior year losses, of 96.2% and a GAAP combined ratio of 101.5% for the first quarter of 2012, inclusive of the reserve increase. The first quarter 2012 accident year combined ratio and GAAP combined ratio also include a benefit of 1.9 combined ratio points related to better than expected insurance-related assessments. The Company expects to report positive first quarter 2012 net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, of $0.14 per diluted share to $0.15 per diluted share.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “Our 2012 accident year loss ratio for the first quarter is expected to be 63.6%. We have achieved overall cumulative rate increases of 7.9% on premiums written in the last nine quarters. These rate increases, which are estimated to exceed loss cost trends, will continue to earn out throughout 2012. We also will continue to see the positive impact of the underwriting actions taken in 2011 and the first part of 2012.”

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The following table sets forth a summary of changes to net ultimate loss estimates for accident years 2011 and prior by SEC line of business (NOTE: $ in ‘000s):

SEC Line of Business	Development on Prior Accident Years	Net Reserves at December 31, 2011	Development as Percent of December 31, 2011 Reserves
Workers' Compensation	$3,064	$358,131	0.9%
Residual Markets	(468)	17,682	-2.6%
Commercial Multiple Peril/General Liability	2,322	353,311	0.7%
Commercial Automobile	3,987	117,594	3.4%
Other	1,303	32,375	4.0%
Total	$10,208	$879,093	1.2%

Workers’ Compensation

The net ultimate loss estimates for accident years 2011 and prior in the workers' compensation line of business increased $3.1 million, or 0.9%. As our business grew in 2009-2011 claim counts increased. Additionally, as the case reserves matured, our estimates for the ultimate probable cost on those newer claims increased. During the first quarter, we also experienced an acceleration of our claims closure rate which should be an indication that this phenomenon has stabilized. The increase in net ultimate loss estimates is spread approximately equally over the 2009, 2010 and 2011 accident years.

Cumulative rate increases on worker’s compensation accounts over the last nine quarters are approximately 16.3%.

Commercial Multiple Peril/General Liability

The $2.3 million increase, or 0.7%, in net ultimate loss estimates in the commercial multiple peril/general liability line of business is primarily from accident years 2007 and prior, reflecting higher than expected severity in one excess liability program. All other accident years and programs remained relatively stable.

Cumulative rate increases in commercial multi-peril line of business over the last nine quarters has been approximately 1.8%.

Commercial Automobile

The $4.0 million increase, or 3.4%, in net ultimate loss estimates for in the commercial automobile line of business is primarily in the 2011 accident year reflecting the emergence of higher than expected severity on the policies written prior to June 2011 on a transportation program and slightly higher than expected severity on a smaller west coast program. As we announced in previous quarters, we have aggressively raised rates and reduced premium volume to lower our future loss ratios in this line of business.

Cumulative rate increases in the transportation program mentioned above have been 46.0% since the first quarter of 2011 and we have reduced written premium volume by 41.2%.

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Other Lines

The $1.3 million increase, or 4.0%, in net ultimate loss estimates in the other lines of business is primarily from 2011 accident year property exposures where we had a handful of larger claims that occurred in late 2011, but were not reported until  the first quarter of 2012. These occurrences were partially offset by better than expected frequency in our medical malpractice line of business.

2012 Guidance Affirmed

Mr. Cubbin stated: “Despite the increase in these ultimate loss projections from older years, our current accident year loss ratios show positive signs of the cumulative pricing increases and underwriting actions we have taken over the last three years to stay ahead of industry loss cost trends. We therefore expect full year 2012 results to still come in at/or near the low end of the previously announced guidance range of $0.90 to $1.00.”

Conference Call to Discuss Preannouncement

The Company will be hosting a conference call on Friday, April 20, 2012 at 9:00am EDT to discuss the impact of the expected increase in net ultimate loss estimates for the first quarter of 2012. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

As previously announced, the Company will report first quarter 2012 financial results after the market closes on Monday, April 30, 2012 and host a conference call on Tuesday, May 1 2012 at 9:00am EST to discuss the first quarter 2012 results. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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